Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2021, with respect to (a) the consolidated financial statements and financial statement schedules II to III of Lamar Advertising Company and subsidiaries, and the effectiveness of internal control over financial reporting, and (b) the consolidated financial statements and financial statement schedules II to III of Lamar Media Corp. and subsidiaries, and the effectiveness of internal control over financial reporting, (collectively, referred to as the “consolidated financial statements”) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 21, 2021